Exhibit 99.1

Ideal Power Reports First Quarter 2026 Financial Results

AUSTIN, TX – May 14, 2026 -- Ideal Power Inc. (Nasdaq: IPWR) (“Ideal Power,” the “Company,” “we,” “us” or “our”), developer and provider of its innovative and widely patented B-TRAN® bidirectional semiconductor power switch, reports results for its first quarter ended March 31, 2026.

“We had a strong start to the year as we initiated two additional projects with our lead Asia customer, signed a letter of intent with an industry partner to co-develop a B-TRAN®-enabled prototype for evaluation by a U.S. hyperscaler supporting the new NVIDIA Rubin Ultra 800V DC AI data center power distribution architecture, advanced Stellantis deliverables on schedule, and engaged on new opportunities with several multinational customers,” said David Somo, President and Chief Executive Officer of Ideal Power. “The industry’s transition toward next generation, high-voltage DC power architectures is real and in its early stages, creating what we believe will be a significant demand for advanced solid-state power solutions, and B-TRAN® is uniquely positioned to address these emerging opportunities. Our focus remains on converting our expanding sales funnel into production orders, revenue growth and long-term shareholder value creation.”

Key First Quarter and Recent Highlights

Execution of our B-TRAN® commercial strategy continues, including:

●

Advanced our lead Asia customer project for low current solid-state circuit breaker (“SSCB”) prototype units expected to be available for 800V AI data center and energy grid customers in Q4 2026. In addition, initiated two new projects with this customer: one project for a medium current SSCB designed for 800V AI DC data centers and energy storage applications, and the second project for a low current SSCB in smart industrial buildings.

●

Delivered initial next generation B-TRAN® custom-packaged samples and development kits for evaluation to Stellantis for EV applications. We are on track to complete the deliverables under our existing purchase order by mid-2026.

●

Signed a letter of intent with an industry partner to co-develop a B-TRAN®-enabled intelligent SSCB prototype for evaluation by a U.S. hyperscaler in its development environment for the NVIDIA Rubin Ultra 800V DC AI data center power distribution system, with prototype delivery targeted for the end of Q4 2026.

●

Engaged two new Asia-based global suppliers of power solutions for the potential development of B-TRAN®-enabled SSCBs for use in solid-state transformers (“SSTs”) targeting 800V DC AI data centers, energy storage systems, EV charging, and energy grid.

●	Engaged several multinational customers for the potential development of B-TRAN®-based SSCBs across 800V AI data centers, industrial building applications, and the renewable energy grid.

●

B-TRAN® Patent Estate: Currently at 103 issued B-TRAN® patents with 50 of those issued outside of the United States. Current geographic coverage includes North America, China, Taiwan, Japan, South Korea, India, and Europe.

First Quarter 2026 Financial Results

●	Cash used in operating and investing activities in the first quarter of 2026 was $2.3 million compared to $2.1 million in the first quarter of 2025.

●	Cash and cash equivalents totaled $16.4 million at March 31, 2026.

●	No long-term debt was outstanding at March 31, 2026.

●

Operating expenses in the first quarter of 2026 were $3.7 million compared to $2.8 million in the first quarter of 2025 driven primarily by higher stock-based compensation expense and personnel costs. Stock-based compensation expense increased in the first quarter of 2026 due to equity award modifications under the transition services agreement with our former CEO and inducement grants to our incoming CEO in the fourth quarter of 2025.

●	Net loss in the first quarter of 2026 was $3.6 million compared to $2.7 million in the first quarter of 2025.

Strategic Priorities

The Company has set the following strategic priorities:

●	Continue adding new opportunities to the sales funnel.

●	Drive initial revenue ramp by converting sales opportunities in the funnel to design-ins and custom development agreements.

●	Secure production order(s) with our lead Asia customer for its first solid-state circuit breaker products and continue to expand solutions to address additional markets and applications.

●	Complete remaining deliverables under the Stellantis purchase order and continue to advance opportunities for EV contactors and battery disconnect units with global automakers.

●	Continue to explore strategic investment opportunities with global market leaders.

Conference Call and Webcast: First Quarter 2026

The Company will hold a conference call on Thursday, May 14, 2026 at 10:00 AM Eastern Time to discuss its results and host a question-and-answer session. Analysts and investors may pose questions for management during the live conference call.

Interested persons may access the live conference call by dialing 888-506-0062 (U.S./Canada callers) or 973-528-0011 (international callers), using passcode 526807. It is recommended that participants call or log in 10 minutes ahead of the scheduled start time to ensure proper connection. An operator will register your name and organization. An audio replay will be available one hour after the live call until Midnight on May 28, 2026 by dialing 877-481-4010 using passcode 53961.

The live webcast and interactive Q&A will be accessible on the Company's Investor Relations website under the Events tab HERE. The webcast will be archived on the Company’s website for future viewing.

About Ideal Power Inc.

Ideal Power (Nasdaq: IPWR) is the developer and provider of its innovative and widely patented B-TRAN® bidirectional semiconductor power switch. B-TRAN® offers compelling advantages over conventional technologies and addresses the demanding standards of today's solid-state circuit protection and intelligent power delivery systems. It features very low conduction losses that deliver improved power efficiency, thereby reducing energy consumption and providing cost savings. The unique bidirectional capability of B-TRAN® simplifies the design, control and diagnostics of solid-state power solutions while enabling smaller, lower cost systems. B-TRAN® delivers compelling advantages for a broad spectrum of applications including solid-state circuit breakers, static transfer switches, battery disconnect units and EV contactors that are widely used in data centers, industrial power systems, energy grid and storage systems, and electric vehicles and charging infrastructure. For more information, visit the Company’s website at www.IdealPower.com, on LinkedIn, on Twitter, and on Facebook.

Safe Harbor Statement

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While Ideal Power’s management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. Such forward-looking statements include, but are not limited to, statements regarding current and future projects with our lead Asia customer, the letter of intent with an industry partner to co-develop a B-TRAN®-enabled SSCB prototype for a leading U.S. hyperscaler, B-TRAN® being uniquely positioned to address emerging opportunities in high-voltage DC power architectures, the potential development of B-TRAN®-enabled SSCBs and/or SSTs for use in various applications, the anticipated timing of deliverables under the purchase order from Stellantis, and our expected success in converting our expanding sales funnel into production orders, revenue growth and long-term shareholder value creation. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the success of our B-TRAN® technology, including whether the patents for our technology provide adequate protection and whether we can be successful in maintaining, enforcing and defending our patents, our inability to predict with precision or certainty the pace and timing of development and commercialization of our B-TRAN® technology, the rate and degree of market acceptance for our B-TRAN®, the impact of global health pandemics on our business, supply chain disruptions, and the expected performance of future products incorporating our B-TRAN®, and uncertainties set forth in our quarterly, annual and other reports filed with the Securities and Exchange Commission. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements, except as required by applicable law.

Ideal Power Investor Relations Contact

Jeff Christensen
Darrow Associates Investor Relations
jchristensen@darrowir.com

703-297-6917

IDEAL POWER INC.
Balance Sheets
(unaudited)

	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$16,410,749	$6,129,049
Accounts receivable, net	24,000	24,000
Inventory	41,625	9,700
Prepayments and other current assets	323,776	377,901
Total current assets	16,800,150	6,540,650

Property and equipment, net	480,919	376,717
Intangible assets, net	2,742,940	2,687,466
Right of use asset	374,741	397,397
Other assets	58,952	44,459
Total assets	$20,457,702	$10,046,689

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$757,554	$408,398
Accrued expenses	643,421	471,329
Current portion of lease liability	96,284	93,435
Total current liabilities	1,497,259	973,162

Long-term lease liability	284,844	309,900
Other long-term liabilities	868,049	886,538
Total liabilities	2,650,152	2,169,600

Stockholders’ equity:
Common stock	12,114	8,539
Additional paid-in capital	139,485,834	125,927,443
Treasury stock	(13,210)	(13,210)
Accumulated deficit	(121,677,188)	(118,045,683)
Total stockholders’ equity	17,807,550	7,877,089
Total liabilities and stockholders’ equity	$20,457,702	$10,046,689

IDEAL POWER INC.
Statements of Operations
(unaudited)

	Quarter Ended March 31,
	2026	2025

Commercial revenue	$-	$12,003
Cost of commercial revenue	-	30,862
Gross profit (loss)	-	(18,859)

Operating expenses:
Research and development	2,032,313	1,567,992
General and administrative	1,220,011	899,821
Sales and marketing	439,698	338,160
Total operating expenses	3,692,022	2,805,973

Loss from operations	(3,692,022)	(2,824,832)

Interest income, net	60,517	121,808

Net loss	$(3,631,505)	$(2,703,024)

Net loss per share – basic and fully diluted	$(0.33)	$(0.30)

Weighted average number of shares outstanding – basic and fully diluted	11,158,550	9,101,851

IDEAL POWER INC.
Statements of Cash Flows
(unaudited)

	Quarter Ended March 31,
	2026	2025
Cash flows from operating activities:
Net Loss	$(3,631,505)	(2,703,024)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	94,211	90,476
Amortization of right of use asset	22,656	20,876
Write-off of property and equipment	79	1,201
Stock-based compensation	991,440	384,595
Decrease (increase) in operating assets:
Accounts receivable	-	(7,843)
Inventory	(31,925)	7,069
Prepaid expenses and other current assets	39,632	44,405
Increase (decrease) in operating liabilities:
Accounts payable	349,156	51,590
Accrued expenses and other liabilities	153,603	63,499
Lease liability	(22,207)	(19,618)
Net cash used in operating activities	(2,034,860)	(2,066,774)

Cash flows from investing activities:
Purchase of property and equipment	(142,092)	(11,324)
Acquisition of intangible assets	(111,874)	(58,554)
Net cash used in investing activities	(253,966)	(69,878)

Cash flows from financing activities:
Net proceeds from issuance of common stock and pre-funded warrants	12,574,677	-
Payment of taxes related to restricted stock unit vesting	(4,151)	(9,346)
Net cash provided by (used in) financing activities	12,570,526	(9,346)

Net Increase (decrease) in cash and cash equivalents	10,281,700	(2,145,998)
Cash and cash equivalents at beginning of period	6,129,049	15,842,850
Cash and cash equivalents at end of the period	$16,410,749	$13,696,852